Exhibit (m)(2)(i)

AMENDED SCHEDULE 1

TO THE

AMENDED AND RESTATED DISTRIBUTION AND SHAREHOLDER SERVICES PLAN

VOYA EQUITY TRUST

CLASS A

Fund(s)

Voya Corporate Leaders® 100 Fund

Voya Global Income & Growth Fund

Voya MI Dynamic Small Cap Fund (formerly, Voya Small Company Fund)

Voya MI Dynamic SMID Cap Fund (formerly, Voya Mid Cap Research Enhanced Index Fund)